FOR IMMEDIATE RELEASE

Contact:   Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 2004 Preliminary Results

Mission, Kansas, January 14, 2005...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced preliminary unaudited results for the year ended December 31, 2004.
•	Revenue increased 9% to approximately $81.5 million compared to $74.7 million in 2003
•	Enrollments decreased 1.4% or 131 to 9,323 compared to 9,454 in 2003
•	Student population was 5,148 at December 31, 2004 compared to 5,732 at December 31, 2003 a decrease of 10.2%
•	Net income is expected to be in the range of $0.61 to $0.63 per diluted share for the year compared to $0.99 in 2003.

In late October 2004, Jack Brozman, President and CEO, announced revised revenue and earnings guidance for 2004 of $81 to $82 million and $.70 to $.72 per diluted share, respectively. That guidance anticipated fourth quarter revenue of $20.25 million. Revenue was approximately $19.4 million which was lower than forecasted due to weaker than anticipated enrollments. Enrollments for the fourth quarter decreased 181 or 10.0% to 1,635 compared to 1,816 for the same period in 2003. Expenses were higher than expectations for the quarter by approximately $400,000. The higher than expected expenses included additional $147,000 advertising and $180,000 higher educational expenses. The remaining higher expenses were primarily general and administrative costs.

Concorde substantially changed its organizational structure during the fourth quarter of 2004. Management has created a regional structure that will provide focused support to our existing campuses. Four new positions were created including the previously announced Vice President of Campus Operations. Two of the three additional positions are Regional Director of Operations. The third position created was Regional Admissions Director. All four positions have been staffed. In addition to the four new positions regional responsibility was assigned to our educational specialists. Management believes this new structure will provide additional concentrated support for our existing campuses. This structure also creates a solid foundation that will allow Concorde to improve operational results of existing campuses and pursue future growth opportunities.

Concorde does not anticipate providing financial forecasts for 2005. This is due to several factors including consideration of several small acquisitions during 2005 and the implementation of our new management structure.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.
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